Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS AND ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

LEXINGTON, Mass., August 5, 2013 — Synageva BioPharma Corp. (Synageva) (NASDAQ:GEVA), a biopharmaceutical company developing therapeutic products for rare diseases, today reported second quarter 2013 financial results and provided other business updates.

Synageva appoints Alicia Secor as Chief Operating Officer

The company today announced the appointment of Alicia Secor as Chief Operating Officer and Senior Vice President, reporting to Sanj K. Patel, President and Chief Executive Officer. Alicia joins Synageva with over 20 years of global leadership experience in biotechnology including 15 years at Genzyme, a sanofi company, where she successfully led the commercial development, product management and global expansion of multiple products across various therapeutic specialties including metabolic diseases and biosurgery. During her time at Genzyme, Ms. Secor held global P&L responsibility and led multiple strategic business development transactions that broadened the product portfolio within specific business units.

“Alicia brings a proven track record to Synageva together with a unique set of leadership skills developed while growing global businesses through various stages of life-cycle development, including pre-launch and late-stage commercial phases,” said Sanj K. Patel, President and Chief Executive Officer of Synageva. “These attributes, combined with her integrity, energy, drive, and commitment to patients, make her an ideal fit for Synageva. I look forward to working with her as we build the company globally.”

Prior to joining Synageva, Alicia held various leadership positions at Genzyme, most recently as Vice President and General Manager of Metabolic Diseases, a global business consisting of five marketed products. Prior to this role, Alicia was Vice President and General Manager of Biosurgical Specialties with global responsibilities of the surgical device portfolio. Prior to Genzyme, Alicia held positions at Alkermes in business development, at Centocor (now part of Johnson & Johnson) in clinical and commercial operations, and began her career at Pfizer as a hospital-based sales representative.

Phase 3 ARISE trial and Phase 1/2 extension study for sebelipase alfa in LAL Deficiency

The ARISE trial (Acid Lipase Replacement Investigating Safety and Efficacy), is a randomized, double-blind, placebo-controlled study with sebelipase alfa in children and adults with lysosomal acid lipase deficiency (LAL Deficiency) and is designed to assess the effects of sebelipase alfa on a broad range of abnormalities associated with the disease. Patients enrolled in the trial are randomized to infusions of sebelipase alfa (1 mg/kg, every other week) or placebo during the 20-week, double-blind treatment period and then allowed to enter into a long-term, open-label extension period. The efficacy and safety results from the double-blind treatment period will be used to support of submissions for product registration. Dosing of patients in this trial began in February of this year and the company continues to expect enrollment to complete during 2014.

In addition to enrolling the ongoing Phase 3 ARISE trial in children and adults, patients continue to receive infusions with sebelipase alfa in the Phase 1/2 extension trial in adults with LAL Deficiency. One-year data from the Phase 1/2 extension trial with sebelipase alfa presented at the European Society for Paediatric Gastroenterology, Hepatology and Nutrition (ESPGHAN) meeting in May of this year demonstrated sustained reductions in markers of liver damage with both ALT and AST, frequently into the normal range. In addition, sebelipase alfa improved the dyslipidemia associated with LAL Deficiency as measured by LDL-C, total cholesterol and triglycerides. Most adverse events were mild and unrelated to sebelipase alfa. As previously reported, one patient with a moderate (Grade 2) allergic type infusion-related reaction paused treatment with sebelipase alfa at nine months of the extension study, pending further tests. As an update, this patient has now completed these tests and the safety committee recommended the patient recommence treatment in the extension trial.

SBC-103 for the treatment of MPS IIIB

Synageva recently initiated a natural history study in Mucopolysaccharidosis IIIB (MPS IIIB), also known as Sanfilippo B syndrome. Natural history studies represent an important tool for understanding clinical characteristics, disease spectrum and progression in untreated patients to support the design of future clinical trials and the identification of endpoints. Synageva plans to be in clinical trials with SBC-103 in patients during the first half of 2014.

Additional manufacturing facility established in Massachusetts

Synageva’s manufacturing operations include approximately 64,000 square feet of office, research manufacturing and laboratory facilities located in Georgia. The company recently established an additional manufacturing facility located in Massachusetts of approximately 39,000 square feet to further supply protein therapeutics for sebelipase alfa, SBC-103 and its additional pipeline programs.

Second Quarter 2013 Financial Results

For the quarter ended June 30, 2013, Synageva reported a net loss of $22.1 million compared to a net loss of $10.2 million for the corresponding quarter of the prior year. Revenue of $3.4 million for the quarter ended June 30, 2013 consisted of $2.9 million of Fuzeon royalties from Hoffman-La Roche, Inc., as well as $0.5 million from Synageva’s collaboration agreements. Total expenses for the quarter ended June 30, 2013, including R&D, G&A, and amortization of developed technology expenses totaled $25.6 million compared to $12.5 million for the corresponding quarter of the prior year. The increase in total expenses for the quarter ended June 30, 2013 compared to the corresponding quarter of the prior year was related to increased preclinical and clinical trial, manufacturing and personnel costs required to advance the company’s lead and pipeline programs. In addition, total expenses for the quarter ended June 30, 2013 included an upfront $2.5 million fee related to obtaining an exclusive, worldwide sublicense for multiple patents and patent applications covering the use of lysosomal acid lipase for the treatment of LAL Deficiency and atherosclerosis that complement Synageva’s intellectual patent portfolio covering its LAL Deficiency program.

Non-cash stock-based compensation expense of $1.9 million for the quarter ended June 30, 2013 compared to $0.9 million for the corresponding quarter of the prior year. Non-cash amortization of developed technology expense of $0.7 million for the quarter ended June 30, 2013 compared to $0.7 million for the corresponding quarter of the prior year.

As of June 30, 2013, Synageva had cash, cash equivalents and short-term investments amounting to $284.8 million. There is no outstanding debt.

2013 Financial Outlook

Synageva reiterates its previous net operating loss guidance of between $87 million and $97 million for 2013. The net loss is primarily due to investments necessary to support global clinical development of the lead program sebelipase alfa, further development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of manufacturing capabilities, as well as advancement of Synageva’s other pipeline programs.

About sebelipase alfa for LAL Deficiency

LAL Deficiency is a rare autosomal recessive lysosomal storage disease (LSD) caused by a marked decrease in LAL enzyme activity. LAL Deficiency in children and adults, sometimes called Cholesteryl Ester Storage Disease (CESD), is an underappreciated cause of cirrhosis and accelerated atherosclerosis. These complications are due to the buildup of fatty material in the liver, blood vessel walls and other tissues and organs as a result of decreased LAL enzyme activity. Infants with LAL Deficiency, sometimes called Wolman disease, suffer from the most rapidly progressive form of LAL Deficiency that is usually fatal within the first six months of life. Affected infants develop severe malabsorption, growth failure and liver failure. There are no approved therapies for LAL Deficiency.

Sebelipase alfa (SBC-102) is a recombinant form of the human LAL enzyme being developed by Synageva as an enzyme replacement therapy for LAL Deficiency. Synageva is evaluating sebelipase alfa in global Phase 3 clinical trials in infants, children and adults with LAL Deficiency. Sebelipase alfa has been granted orphan designations by the U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received fast track designation by the FDA, and Breakthrough Therapy designation by the FDA for early onset LAL Deficiency.

About SBC-103 for MPS IIIB

The mucopolysaccharidoses (MPS) consist of a group of rare LSDs caused by a deficiency of enzymes needed to break down complex sugars called glycosaminoglycans. The MPS III syndromes (also known as Sanfilippo syndromes) share complications with other MPS diseases but represent a clinically distinct subset with marked central nervous system degeneration. Mucopolysaccharidosis IIIB (MPS IIIB, also known as Sanfilippo B syndrome) is caused by a marked decrease in alpha-N-acetyl-glucosaminidase (NAGLU) enzyme activity which leads to the buildup of abnormal sugars called heparan sulfate disaccharides (HSD) in the brain and other organs. The accumulation of abnormal HSD, particularly in the central nervous system, leads to severe cognitive decline, behavioral problems, speech loss, increasing loss of mobility, and premature death. There are no approved therapies for MPS IIIB.

SBC-103 is a recombinant form of the human NAGLU enzyme being developed by Synageva as an enzyme replacement therapy for MPS IIIB. Using various dosing approaches, SBC-103 reduced HSD substrate storage in the brains, liver and kidney tissues in an MPS IIIB animal model. SBC-103 has been granted orphan designation by the FDA and the EMA. Synageva plans to be in clinical trials with SBC-103 during the first half of 2014.

About Synageva’s additional pipeline programs and manufacturing platform

Synageva’s additional pipeline programs include other proteins targeting rare diseases at various stages of preclinical development. These diseases are characterized by significant morbidity and mortality and these programs are selected based on scientific rationale, high unmet medical need, potential to impact disease course and strategic alignment with our corporate focus. In addition to these novel pipeline programs, Synageva is leveraging its manufacturing platform to develop improved biologic therapies for diseases with high unmet medical need.

Synageva’s proprietary manufacturing platform utilizes technology to produce drug product with consistent characteristics that enable robustness and flexibility during scale-up. In addition, the platform can provide favorable structural properties for bio-distribution and cell targeting in comparison to glycoproteins produced from other sources.

Synageva routinely posts information that may be important to investors in the “Investor Relations” section of our web site at www.synageva.com. Synageva encourages investors and potential investors to consult our web site regularly for important information about us.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address, among other matters, the development and design of our lead and pipeline programs, including our plans to use the results of our Phase 3 ARISE trial to demonstrate the efficacy and safety of sebelipase in support of a product registration, our plans to allow patients to continue treatment in a long-term, open-label extension period, our expectation that enrollment in ARISE will complete during 2014, our plans to enter into human clinical trials for MPS IIIB during the first half of 2014, our expectation of being able to supplement supply of our protein therapeutics through our additional manufacturing facility in Massachusetts, our expectation that our sublicensed patents complement our existing and planned patent portfolio, our reiterated guidance for net operating loss for 2013, our expected allocation and investment of capital, our ability to add pipeline programs that target other rare diseases, our plans for leveraging the platform to develop improved biologic therapies and our belief that our platform can provide favorable structural properties for bio-distribution and cell targeting in comparison to glycoproteins produced from other sources. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including the possibility that the results of the Phase 3 ARISE trial do not show efficacy and safety sufficient to support a product registration, our ability to transition patients from ARISE into a long-term, open-label extension period, the uncertainty and timing of patient enrollment in ARISE particularly with respect to completed enrollment in 2014, the possibility that preclinical data or regulatory delays cause our MPS IIIB program to not enter human clinical trials in the first half of 2014, the risks associated with comparability of product when adding a manufacturing facility to supplement supply of our protein therapeutics, the ability to maintain the current favorable protein structural properties for bio-distribution and cell targeting as compared to glycoproteins produced from other sources, the ability to rely on Breakthrough Therapy designation the implications of which cannot be determined at this time, the possibility that our loss guidance is not accurate due to currently unexpected events or spending requirements during the remainder of the year and those additional risks identified under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2013 and other filings Synageva periodically makes with the SEC, and others of which are not known. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Genzyme® is a registered trademark of Genzyme or its affiliates.

“Dedicated to Rare Diseases®” is a registered trademark of Synageva BioPharma Corp. “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com

Synageva BioPharma Corp.

Consolidated Statement of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Royalty revenue	$2,944	$1,447	$4,649	$2,896
Collaboration and license revenue	469	802	3,882	1,694
Other revenue	—	—	—	56

Total revenue	3,413	2,249	8,531	4,646

Costs and expenses:
Research and development	18,454	7,913	31,792	14,059
General and administrative	6,443	3,887	12,097	6,807
Amortization of developed technology	706	675	1,405	1,361

Total costs and expenses	25,603	12,475	45,294	22,227

Loss from operations	(22,190)	(10,226)	(36,763)	(17,581)

Interest income	83	3	172	5

Net loss	$(22,107)	$(10,223)	$(36,591)	$(17,576)

Basic and diluted net loss per share	$(0.81)	$(0.48)	$(1.35)	$(0.84)

Weighted average shares used in basic and diluted per share computations	27,280	21,284	27,055	21,048

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Cash, cash equivalents, and short-term investments	$284,828	$218,953
Working capital	284,927	212,028
Total assets	324,191	243,256
Accumulated deficit	(195,380)	(158,789)
Total stockholders’ equity	$310,826	$230,177